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                                                                   Exhibit 5.1

June 20, 1995

Advanta Corp.
650 Naamans Road
Claymont, Delaware 19703

Ladies and Gentlemen:

Referring to the Registration Statement (Form S-3) which Advanta Corp. ("Advanta") and Advanta Capital L.L.C. expect to file on or about June 20, 1995 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to not more than $500 million aggregate principal amount of their securities (the "Securities"), a portion of which Securities may be issued in one or more series of debt securities (the "Debt Securities") under either a senior convertible or a subordinated convertible indenture to be entered into, in each case, between Advanta and a trustee to be named (each individually, an "Indenture"), I am of the opinion:

        1. That Advanta is a validly organized and existing corporation under the laws of the State of Delaware.

        2. That the execution and delivery of each Indenture by Advanta, when completed as set forth in Paragraph 3 below, has been duly authorized by appropriate corporate action.

        3. That (a) each Indenture, in the form filed as Exhibit 4.4 or 4.5, as the case may be, to the Registration Statement, with such modifications as the executing officer shall approve, when duly qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered, will be a valid and binding agreement in accordance with its terms; and (b) the Debt Securities, when the issuance of such Debt Securities has been approved by all necessary corporate action of the Board of Directors of Advanta, or a committee designated thereby, and when duly executed, authenticated, and delivered in accordance with the terms of the applicable Indenture and in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement and upon payment of the consideration therefor provided for therein, will be validly issued and binding obligations of Advanta in accordance with their terms and will be entitled to the benefits of such Indenture.

        4. That the Class B Common Stock or other capital securities into which the Debt Securities are convertible, when the issuance of such Class B Common Stock or other capital securities has been approved by all necessary corporate action of the Board of Directors of Advanta or a committee designated thereby, and when duly executed, countersigned and delivered upon conversion of the Debt Securities in accordance with the terms of such Debt Securities and the applicable Indenture providing for such
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June 20, 1995
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conversion, and upon payment of the consideration therefor approved by the
Board (but not less than the par value thereof), will be duly authorized, validly issued, and fully paid and nonassessable.

I am licensed to practice law only in the Commonwealth of Pennsylvania and I express no opinion as to the laws of any other jurisdictions except (I) the laws of the United States of America and (II) the general corporate laws of the State of Delaware to the extent that matters of Delaware corporate law are involved in the opinions set forth above; provided however, that my opinions expressed in paragraph 3 above are made on the assumption that the laws of the State of New York and the laws of the Commonwealth of Pennsylvania are substantially identical as they relate to matters relevant to such opinion.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above and to being named under the heading "Legal Opinions" in the Prospectus included in the Registration Statement.

Very truly yours,

    /s/ GENE S. SCHNEYER
- ---------------------------------
        Gene S. Schneyer
  Vice President, Secretary and
        General Counsel